EXHIBIT 11




                           MBIA INC. AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE ASSUMING DILUTION
                     (In thousands except per share amounts)



                                               THREE MONTHS ENDED     NINE MONTHS ENDED
                                                   SEPTEMBER 30          SEPTEMBER 30
                                               -------------------   -------------------
                                                 2000       1999       2000      1999
                                               --------   --------   --------   --------
Net income                                     $130,714   $127,410   $392,427   $193,623
                                               ========   ========   ========   ========

Diluted weighted average shares:
   Basic weighted average shares outstanding     98,177     99,729     98,532     99,649
   Effect of stock options                          588        615        518        722
   Unallocated ESOP shares                          104        141        104        141
                                               --------   --------   --------   --------
Diluted weighted average shares:                 98,869    100,485     99,154    100,512
                                               ========   ========   ========   ========

Basic EPS                                      $   1.33   $   1.28   $   3.98   $   1.94
                                               ========   ========   ========   ========

Diluted EPS                                    $   1.32   $   1.27   $   3.96   $   1.93
                                               ========   ========   ========   ========